Exhibit 10.1

201 THIRD STREET

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between KR 201 THIRD STREET OWNER, LLC, a Delaware limited liability company (“Landlord”), and AMPLITUDE, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	March 21, 2025.
2. Premises: (Article 1)
2.1 Building:

That certain twelve (12) story office building (the “Building”) located at 201 Third Street, San Francisco, California 94103, containing 353,264 rentable square feet of space. The rentable square footage of the Building is subject to Section 1.3, below.

2.2 Premises:

Approximately 57,530 rentable square feet of space, comprised of (i) approximately 28,032 rentable square feet consisting of the entire second (2nd) floor of the Building and commonly known as Suite 200; and (ii) approximately 29,498 rentable square feet comprising the entire third (3rd) floor of the Building and commonly known as Suite 300, as further depicted on Exhibit A to the Office Lease. The rentable square footage of the Premises is subject to Section 1.3, below.

2.3 Project:	The Building is the principal component of an office project known as “201 Third Street,” as further set forth in Section 1.1.2 of this Lease.
3. Lease Term (Article 2):
3.1 Length of Term:	Approximately three (3) years and five (5) months.
3.2 Lease Commencement Date:

Subject to Section 2.3 below, the Lease Commencement Date will occur on the earlier to occur of (i) October 1, 2025, or (ii) the date following the termination of the “Existing Sublease” (as defined in Section 2.3 below); provided, however, in no event shall the Lease Commencement Date occur prior to the expiration or earlier termination of the “Master Lease” (as defined in Section 2.3 below).

3.3 Lease Expiration Date:	February 28, 2029.
3.4 Option Term:	One (1) three (3)-year option to renew, as more particularly set forth in Section 2.2 of this Lease.

KILROY REALTY 201 THIRD STREET Amplitude, Inc.

4. Base Rent (Article 3):

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot*
Lease Commencement Date – September 30, 2026◊	$2,703,910.00	$225,325.83	$47.00
October 1, 2026 – September 30, 2027	$2,785,027.30	$232,085.61	$48.41**
October 1, 2027 – September 30, 2028	$2,868,578.12	$239,048.18	$49.86**
October 1, 2028 – Lease Expiration Date	$2,954,635.46	$246,219.62	$51.36**

* The initial Annual Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Premises, and the initial Monthly Installment of Base Rent amount was calculated by dividing the initial Annual Base Rent amount by twelve (12). Both Tenant and Landlord acknowledge and agree that multiplying the Monthly Installment of Base Rent amount by twelve (12) does not always equal the Annual Base Rent amount. In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the full calendar month that is Lease Month 13, the calculation of each Annual Base Rent amount reflects an annual increase of three percent (3%) and each Monthly Installment of Base Rent amount was calculated by dividing the corresponding Annual Base Rent amount by twelve (12).

◊ Subject to the terms set forth in Section 3.2 below, the Base Rent attributable to the Base Rent Abatement Period (as defined in Section 3.2 below) shall be abated.

** The amounts identified in the column entitled “Annual Rental Rate per Rentable Square Foot” are rounded amounts and are provided for informational purposes only.

5. Base Year (Article 4):	Calendar year 2026.
6. Tenant’s Share (Article 4):	Approximately 16.30% during the initial Lease Term and 17.10% thereafter, subject to Section 1.3, below.
7. Permitted Use (Article 5):

Tenant shall use the Premises solely for general office use and uses incidental thereto (the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s “Rules and Regulations,” as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws,” as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the “Underlying Documents,” as that term is set forth in Section 5.3 of this Lease, and (D) first-class office standards in the market in which the Project is located.

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8. L-C Amount (Article 21):	$850,000.00.
9. Parking Pass Ratio (Article 28):	One (1) covered, unreserved parking pass for every full floor of the Building leased by Tenant.
10. Address of Tenant (Section 29.18):	Amplitude, Inc. 201 3rd Street, Suite 200 San Francisco, CA 94103 Attention: General Counsel E-mail: legal@amplitude.com
11. Address of Landlord (Section 29.18):

KR 201 Third Street Owner, LLC

c/o Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Legal Department

Email: ###

with copies to:

KR 201 Third Street Owner, LLC

Kilroy Realty Corporation

100 First Street, Suite 250

San Francisco, California 94105

Attention: Mr. John Osmond

Email: ###

and

KR 201 Third Street Owner, LLC

Kilroy Realty Corporation

100 First Street, Suite 250

San Francisco, California 94105

Attention: Ms. Eileen Kong

Email: ###

For rent payment:

Kilroy Realty, L.P. PO Box 516542

Los Angeles, California 90051-0595

ABA Routing Number: ###

Account Number: ###

Account Name: ###

Attention: ###

12. Broker(s) (Section 29.24): Representing Tenant: Colliers International	Representing Landlord: Jones Lang LaSalle

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. The parties acknowledge that Tenant is currently in occupancy of the Premises pursuant to the Existing Sublease and Landlord has no obligation to deliver the Premises to Tenant. Except as specifically set forth in this Lease, Tenant shall continue to accept the Premises in its existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

1.1.2 The Building and the Project. The Premises is a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is the principal component of an office project known as “201 Third Street.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking structures and/or facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto.

1.1.2.1 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the Rules and Regulations (as defined in Section 5.1 below), those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas” (as both of those terms are defined below). The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. At Landlord's election from time to time, the Common Areas may include certain shared use facilities that are under Landlord's management and control, such as, but not limited to, fitness centers, conference and meeting rooms, visitors' centers, cafés, cafeterias, and/or other food service operations, bicycle storage areas and/or bathroom and shower facilities (collectively, “Shared Use Facilities”). Landlord shall have the right to promulgate Rules and Regulations for the use of the Shared Use Facilities and the right to reasonably require, as a condition to use of any of such Shared Use Facilities, that Tenant's employees and other users of any such Shared Use Facilities sign a waiver and release of liability as deemed appropriate by Landlord. In connection with the foregoing, as a Shared Use Facility, Landlord anticipates construction an amenity center on the ninth (9th) floor of the Building (the “Amenity Center”). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the Permitted Use. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant’s rights or access hereunder. Except

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when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1, below.

1.2 Right of First Offer. Landlord hereby grants Tenant a one-time right of first offer with respect to approximately 30,938 rentable square feet, commonly known as Suite 400, located on the fourth (4th) floor of the Building as depicted on Exhibit G attached hereto (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall apply only following the expiration or earlier termination of the existing lease of the First Offer Space (including renewals of such lease, irrespective of whether such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.2.

1.2.1 Procedure for Offer. Subject to the terms of this Section 1.2, Landlord shall notify Tenant (the “First Offer Notice”) at least thirty (30) days prior to the anticipated “First Offer Commencement Date”, as that term is defined in Section 1.2.5, below. Landlord shall not deliver a First Offer Notice earlier than April 1, 2027, unless Landlord will be responding to a request for proposal, or a proposal from a third party tenant for all or any portion of the First Offer Space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the First Offer Space. The First Offer Notice shall describe the following proposed terms for Tenant’s lease of the First Offer Space: (i) the base rent and share of Direct Expenses, (ii) any rental abatement concessions, (iii) improvements or allowances, (iv) security deposit, (v) any period of rental abatement, and (vi) other monetary concessions (collectively, the “Economic Terms”).

1.2.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer, then within twenty (20) days of delivery of the First Offer Notice to Tenant (“Tenant’s Exercise Period”), Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) of Tenant’s election to exercise its right of first offer with respect to the entire First Offer Space on the terms contained in the First Offer Notice. If Tenant does not so notify Landlord within such twenty (20) day period, then Landlord shall be free to lease the First Offer Space to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its right of first offer pursuant to this Section 1.2, but did not accept Landlord’s offer set forth in Landlord’s First Offer Notice, and (ii) within a six (6) months period following Landlord’s delivery of the First Offer Notice to Tenant, Landlord proposes to lease the First Offer Space to any potential third party tenant on Economic Terms less than ninety-five percent (95%) as favorable to Landlord as the Economic Terms offered in such First Offer Notice to Tenant (as determined using a Net Equivalent Lease Rate, as defined in Exhibit H attached hereto), then so long as Tenant’s right of first offer has not otherwise terminated pursuant to Section 1.2.6, Landlord may not lease the First Offer Space to such third party tenant without first providing Tenant with a new First Offer Notice on such reduced Economic Terms (“Modified First Offer Notice”). If Landlord provides such a Modified First Offer Notice to Tenant, Tenant’s Exercise Period (as defined in Section 1.2.2 below) with respect to such Modified First Offer Notice shall be amended to be a period of ten (10) days. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant, and Tenant may not elect to lease only a portion thereof.

1.2.3 First Offer Space Rent. The rent payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be as set forth in the First Offer Notice (and any Modified First Offer Notice).

1.2.4 Construction in First Offer Space. Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease subject to Landlord’s express repair and maintenance obligations set forth in Section 7. Any improvement allowance to which Tenant may be entitled shall be as set forth in the First Offer Notice.

1.2.5 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease for the First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.2; provided, however, that an otherwise valid exercise of the such right of first offer shall be fully effective whether or not a lease amendment is executed. Notwithstanding any contrary provision of this Section 1.2, the rentable square footage of the First Offer

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Space shall be determined by Landlord in accordance with Landlord’s then current standard of measurement for the Building. Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant’s lease of the First Offer Space shall commence, upon the date of delivery of the First Offer Space to Tenant (the “First Offer Commencement Date”) and shall terminate as of the date set forth in the First Offer Notice.

1.2.6 Termination of Right of First Offer. The right of first offer granted herein shall terminate upon the earliest to occur of (i) failure by Tenant to exercise its right of first offer as offered by Landlord, subject to the terms of Section 1.2.2 above, (ii) Tenant’s exercise of its right of first offer for all of the First Offer Space, (iii) Tenant’s assignment of this Lease, other than to a Permitted Transferee Assignee, (iv) Tenant’s sublease substantially all of the Premises, other than to a Permitted Transferee, for substantially the remaining Lease Term, and (v) the occurrence of the second (2nd) Event of Default. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.2, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, an Event of Default is then occurring under this Lease.

1.3 Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary during the initial Lease Term and the rentable square feet of the Building shall be deemed as set forth in Section 2.1 of the Summary prior to the construction of the Amenity Center. Effective as of the commencement of the Option Term (as defined in Section 2.2.1 below), notwithstanding any contrary provision contained herein, the Premises shall be deemed to contain 60,332 rentable square feet of space, comprised of (a) 29,394 rentable square feet consisting of the entire second (2nd) floor of the Building and commonly known as Suite 200; and (b) 30,938 rentable square feet comprising the entire third (3rd) floor of the Building and commonly known as Suite 300. In connection with Landlord’s completion of the Amenity Center, Landlord’s architect (or such other planner/designer designated by Landlord) shall remeasure the Building (including the Premises) in accordance with the Landlord’s then-current measurement standard for the Project. If Landlord’s architect (or such other planner/designer designated by Landlord) determines that the rentable square feet footage of the Building (including the Premises) shall be different from as set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect rentable square footage of the Building shall be modified in accordance with such determination, memorialized in writing as may be delivered by Landlord to Tenant; provided that neither the total amount of Base Rent payable under this Lease nor Tenant’s Share shall increase as a result of any such remeasurement.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. For purposes of this Lease, the term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term and that the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Option Term.

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2.2.1 Option Right. Landlord hereby grants the tenant originally named herein (the “Original Tenant”) and its “Permitted Transferee Assignee,” as that term is set forth in Section 14.8 of this Lease, one (1) option to extend the Lease Term for the entire Premises by a period of three (3) years (the “Option Term”). Such option shall be exercisable only by “Notice” (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) no Event of Default is then occurring under this Lease, and (ii) not more than one (1) Event of Default has occurred during the prior Lease Term. Upon the proper exercise of such option to extend, and provided that, at Landlord’s election, as of the end of the Lease Term, (A) no Event of Default is then occurring under this Lease, and (B) no Event of Default under this Lease has previously occurred, then the Lease Term, as it applies to the entire Premises, shall be extended for a period of three (3) years. The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant and/or its Permitted Transferee Assignee is in occupancy of the entire then-existing Premises.

2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Market Rent,” as that term is defined in, and determined pursuant to, Exhibit H attached hereto; provided, however, that the Market Rent for each Lease Year during the Option Term, shall be equal to the amount set forth on a “Market Rate Schedule,” as that term is defined below. The “Market Rate Schedule” shall be derived from the Market Rent for the Option Term as determined pursuant to Exhibit H, attached hereto, as follows: (i) the Market Rent for the first Lease Year of the Option Term shall be equal to the sum of (a) the Market Rent, as determined pursuant to Exhibit H, (b) the amount of Direct Expenses applicable to the Premises, as reasonably determined by Landlord, for the calendar year in which the Option Term commences, and (c) an amount equal to the monthly amortization reimbursement payment for the “Renewal Allowance” (as defined in Section 3 of Exhibit H to this Lease) to be paid by Landlord in connection with Tenant’s lease of the Premises for the Option Term, with such Renewal Allowance being amortized at a reasonable rate of return to Landlord based on the rates of return then being received by the landlords of the “Comparable Buildings” as that term is set forth in Section 4 of Exhibit H attached hereto, in connection with improvement allowances then being granted by such landlords, and (ii) the Market Rent for each subsequent Lease Year shall be equal to one hundred three percent (103%) of the prior Lease Year’s Market Rent. The calculation of the Market Rent shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit H.

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is exercising its option. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice and Tenant’s Option Rent Calculation, stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.2.4 below.

2.2.4 Determination of Market Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Landlord’s Option Rent Calculation pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the “Outside Agreement Date”), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date,

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and such determinations shall be submitted to arbitration in accordance with Section 2.2.4.1 through Section 2.2.4.4, below.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker, or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of first class office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.4.2 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.3 Within ten (10) days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the “Arbitration Agreement”) which shall set forth the following:

2.2.4.3.1 Each of Landlord’s and Tenant’s best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2 An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.2.4.3.3 Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4 That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of Option Rent (the “Briefs”);

2.2.4.3.5 That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s Brief (the “First Rebuttals”); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted;

2.2.4.3.6 That within five (5) business days following the parties’ receipt of each other’s First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s First Rebuttal (the “Second Rebuttals”); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party’s First Rebuttal and shall identify clearly which argument or fact of the other party’s First Rebuttal is intended to be rebutted;

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2.2.4.3.7 The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party’s applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8 That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9 That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10 The specific persons that shall be allowed to attend the arbitration;

2.2.4.3.11 Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Tenant’s Initial Statement”);

2.2.4.3.12 Following Tenant’s Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Landlord’s Initial Statement”);

2.2.4.3.13 Following Landlord’s Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant (“Tenant’s Rebuttal Statement”);

2.2.4.3.14 Following Tenant’s Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;

2.2.4.3.15 That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the “Ruling”) indicating whether Landlord’s or Tenant’s submitted Option Rent is closer to the Neutral Arbitrator’s determination of the Option Rent;

2.2.4.3.16 That following notification of the Ruling, Landlord’s or Tenant’s submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Neutral Arbitrator’s determination of the Option Rent shall become the then applicable Option Rent; and

2.2.4.3.17 That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

2.2.4.3.18 If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

2.2.4.4 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay as the interim monthly Option Rent an amount equal to One Hundred Five percent (105%) of the monthly Base Rent in effect under the Lease for the Lease Year immediately preceding the commencement of the Option, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

2.3 Existing Sublease. Tenant is already in occupancy of the Premises pursuant to the terms of the Existing Sublease, which is a sublease under that certain Office Lease dated October 25, 2017 (the “Master Lease”) between Landlord and Postmates Inc (“Existing Master Tenant”). Landlord consented to the Existing Sublease pursuant to that certain Landlord Consent to Sublease dated as of June 10, 2021 (“Landlord’s Sublease Consent”). The Existing Sublease is scheduled to expire on September 30, 2025. However, the Master Lease is not scheduled to expire until October 31, 2025. Landlord is negotiating with the Existing Master Tenant to accelerate the scheduled Master Lease

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expiration date to occur on September 30, 2025. However, if Landlord is unable to reach agreement with Existing Master Tenant, then Tenant may elect to holdover in the Premises under the Existing Sublease for a period of one (1) month, and in such event, (i) the Lease Commencement Date shall automatically be modified to be November 1, 2025, (ii) the Base Rent Abatement Period shall be reduced by one (1) month (and the Base Rent Abatement shall be reduced by $225,325.83), (iii) Landlord shall reimburse Tenant for any rent due and paid under the Existing Sublease to the Existing Master Tenant for such one (1) month period and indemnify Tenant from and against any Losses resulting from Tenant holding over in the Premises pursuant to Section 18 of the Existing Sublease for holding over during such one (1) month period, including reasonable attorneys fees, (iv) the Lease Expiration Date and the timing of increases of Base Rent amounts shall not be modified, (v) Landlord shall not enforce any holdover remedies or penalties against the Existing Master Tenant for such holding over by Tenant, (vi) Tenant shall not negotiate with the Existing Master Tenant or otherwise enter into an agreement with the Existing Master Tenant to modify or amend the terms of the Existing Sublease, (vii) Tenant shall not be required to remove any of the alterations or improvements situated in the Premises as of the Lease Commencement Date, and (viii) pursuant to Section 18 of the Existing Sublease, Landlord shall waive the requirement set forth in Section 8.5 of the Master Lease that Existing Master Tenant or Tenant remove any of the leasehold improvements existing in the Premises on the “Commencement Date” as that term is defined in the Existing Sublease.

ARTICLE 3

BASE RENT

3.1 In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, or, at Tenant’s option, by wire or ACH transfer of immediately available funds to Landlord’s bank account, the details of which Landlord shall provide to Tenant upon request, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. The parties acknowledge, however, that Tenant shall pay Base Rent for each “calendar month” of the Lease Term (or a prorated portion of a “calendar month”, as applicable), even though the first “Lease Month” may pertain to a period longer than one (1) calendar month. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Provided that no Event of Default is then occurring under this Lease during the period commencing on October 1, 2025 and ending when the Base Rent Abatement has been fully utilized (the “Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Base Rent Abatement Period. The “Base Rent Abatement”) means an amount equal to Two Million Five Hundred Sixty-Four Thousand Eight Hundred Seventy-Nine and 15/100 Dollars ($2,564,879.15). Tenant acknowledges and agrees that during such Base Rent Abatement Period, such abatement of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement. Additionally, Tenant shall be obligated to pay all “Additional Rent” (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease is terminated for any reason other than Landlord’s breach of this Lease, then the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such default or termination, as the case

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may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full. The foregoing Base Rent Abatement right set forth in this Section 3.2 shall be personal to the Original Tenant and shall only apply to the extent that the Original Tenant (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Base Rent Abatement Period.

ARTICLE 4

ADDITIONAL RENT

4.1 In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year” (as that term is defined in Section 4.2.3, below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant’s Share of any “Estimated Excess,” as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of electricity consumed in the Premises and the premises of other tenants of the Building (since Tenant is separately paying for the cost of electricity pursuant to Section 6.1.2 of this Lease)), the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project;(iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with

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the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “Senior Asset Manager”) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial services to the Project (but excluding the cost of janitorial services in the Premises and the premises of other tenants of the Building and any other buildings in the Project (as opposed to the Common Areas) since Tenant is separately paying for the cost of janitorial services in the Premises pursuant to Section 6.4 of the Lease), alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re- roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof (provided that Landlord, based on expert third party advice, reasonably believes that such improvements will reduce Operating Expense costs or improve the operating efficiency of the Project), (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any Applicable Laws (as defined in Section 24.1), except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current Applicable Laws in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date (E) reasonably incurred in connection with Landlord’s Sustainability and Wellness Requirements (as defined in Section 29.37 of this Lease) including, without limitation, those that are required in order for the Project, or any portion thereof, to obtain or maintain any Sustainability and Wellness Certification (as defined in Section 29.37 of this Lease), or (F) that relate to the safety or security of the Project; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over the shorter of (X) seven (7) years, (Y) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices consistently applied, or (Z) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; (xv) payments under any Underlying Documents and (xvi) costs of any additional services not provided to the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project.

Notwithstanding the foregoing, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b) except as set forth in items (xi), (xii), and (xiii) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else or by warranty proceeds (except to the

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extent of deductibles), and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the “Comparable Buildings ,” as that term is defined in Section 4 of Exhibit H to this Lease, with adjustment where appropriate for the size of the applicable project;

(o) costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

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(p) costs incurred to comply with laws relating to the removal of hazardous material or substance (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material or substance, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or substance or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority; and costs incurred to remove, remedy, contain, or treat hazardous material or substance, which hazardous material or substance is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material or substance, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or substance or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority.

(q) fees payable by Landlord for management of the Project in excess of five percent (5%) of Landlord’s gross rental revenues from the Project, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying full rent (specifically disregarding free or abated rent), including base rent, pass-throughs, and parking fees from the Project for any calendar year or portion thereof;

(r) reserves not spent by Landlord by the end of the calendar year for which Operating Expenses are paid;

(s) costs of a capital nature (including capital improvements, replacements, and repairs) other than as permitted in Section 4.2.4 above (subject to the amortization of such costs as provided therein);

(t) penalties incurred as a result of Landlord’s failure to make payments of Tax Expenses or Operating Expenses when due (unless Landlord in good faith disputes a charge and subsequently loses or settles such dispute);

(u) costs of any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state or local law or regulation and any interest or payment due for late payment by Landlord of any of the Operating Expenses;

(v) advertising and promotional expenditures primarily directed toward leasing tenant space in the Building and costs of signs in or on the Building identifying any tenant of the Building, except the Building directories;

(w) costs to the extent arising from the intentional violation of laws by Landlord or its agents or employees;

(x) Landlord’s charitable and political contributions;

(y) attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants of the Building; and

(z) Any costs associated with the construction, fitting out or decoration of the Amenity Center, or with the acquisition or installation of any furnishings, fixtures or equipment in the Amenity Center.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord may elect to make an appropriate

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adjustment to those components of Operating Expenses that vary depending on occupancy for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs. In no event shall each of the components of Direct Expenses for any Expense Year related to utility costs, Tax Expenses, Project services costs (i.e., amounts paid by Landlord to third party vendors for services rendered with respect to, or products provided or supplied to, the Project) or Project insurance costs be less than each of the corresponding components of Direct Expenses related to such utility costs, Tax Expenses, Project services costs and Project insurance costs in the Base Year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.5 Tax Expenses.

4.2.5.1 Inclusions. “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof including, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, (iii) any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iv) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (vi) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project. Notwithstanding the foregoing, Tax Expenses shall not include any amounts that Landlord elects to charge to Tenant directly pursuant to Section 4.2.5.3 below.

4.2.5.2 In General. Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within fifteen (15) days after Landlord’s delivery of written demand

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Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. In addition, and notwithstanding anything to the contrary in this Lease, if a repeal, replacement or modification of Proposition 13 (a “Replacement Proposition”) results in an adjustment of the Tax Expenses attributable to the Base Year (any such increase in Tax Expenses attributable to the Base Year that results from a Replacement Proposition, a “Base Year Replacement Proposition Tax Increase”), then (i) Tenant shall pay Tenant’s Share of the amount of the Base Year Replacement Proposition Tax Increase as Additional Rent, (ii) Tax Expenses for the Base Year shall be deemed to not include the amount of the Base Year Replacement Proposition Tax Increase (provided that increases in Tax Expenses for all Expense Years subsequent to the Base Year shall include increases attributable to the Replacement Proposition). Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.5.3 Exclusions. Notwithstanding anything to the contrary contained in this Section 4.2.5.3 (except as set forth in Section 4.2.5.2 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) documentary transfer taxes, (iii) any items included as Operating Expenses, (iv) any items paid by Tenant under Section 4.5 of this Lease, (v) tax penalties, interest or late charges, and (vi) any amounts charged directly to Tenant or other tenants, including pursuant to Section 4.5 or pursuant to provisions of any other tenant’s lease similar to Section 4.5 below.

4.2.5.4 Adjustments to Tax Expenses. Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. This Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above. The terms of this Section 4.2.4.4 shall not be applicable following the enactment of a Replacement Proposition that results in an annual adjustment of the Tax Expenses based on the then current value of the Project, without regard to mandatory annual inflationary increases.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Tenant’s Share of Direct Expenses. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and which (for Expense Years other than the Base Year) shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement

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relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease or Landlord may apply such overpayment against any unpaid Rent. Except as provided below in this Section 4.4.1, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment or apply such overpayment against any unpaid Rent. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than eighteen (18) full calendar months after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary, provided that Landlord shall not have the right to issue such revisions more frequently than two (2) times during any Expense Year. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), subject to the foregoing provisions of this Section 4.4.2, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Project and shall pay or dispute (to the extent lawful to do so) the same before delinquency. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s “building

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standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Landlord shall have the right to charge Tenant directly, and in such event Tenant shall pay to Landlord, upon demand as Additional Rent any or all of the following: (i) any rent tax or sales tax, gross receipts tax, service tax, transfer tax or value added tax, and/or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) any taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility and taxes or assessments due to any type of ballot measure, including an initiative adopted by the voters or a local agency, or a state or municipal proposition approved by the voters; and (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. To the extent that Landlord elects to charge Tenant directly for any of the foregoing, then such items for which Tenant is so charged directly shall not be included in Direct Expenses.

4.5.4 Landlord may charge Tenant the estimated amount of taxes and other charges for which Tenant is directly responsible pursuant to this Section 4.5 on a monthly basis, provided that Landlord shall reconcile the amount actually paid by Tenant with the amount that Tenant should have paid, as part of Landlord’s Statement following the end of each Expense Year.

4.6 Landlord’s Records. Upon Tenant’s written request given not more than ninety (90) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that no Event of Default is then occurring under this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not a component thereof is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of the Excess set forth in the Statement as Tenant may reasonably request. Landlord shall provide said documentation pertaining to the relevant Excess to Tenant within sixty (60) days after Tenant’s written request therefor. Within sixty (60) days after receipt of a Statement by Tenant (the “Audit Period”), if Tenant disputes the amount of the Excess set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting services to Tenant and shall not have provided primary accounting services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit], and (D) shall not currently or in the future be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of similar expense records), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the Excess set forth in the Statement at Landlord’s corporate offices, provided that (i) no Event of Default is then occurring under this Lease, (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant’s certified public accounting firm must agree in advance to follow Landlord’s reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant’s failure to audit the amount of the Excess set forth in any Statement within the Audit Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Excess, an audit to determine the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such audit by the Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit, in an amount not to exceed Five Thousand and 00/100 Dollars ($5,000.00), shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s records and to contest the amount of Direct Expenses payable by Tenant shall

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be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion. Tenant shall operate its business in the Premises and comply with, and in no event may Tenant’s Permitted Use violate, the rules and regulations for the Project promulgated by Landlord from time to time (“Rules and Regulations”), the current set of which (as of the Effective Date) is attached to this Lease as Exhibit D; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant's business. To Landlord’s actual knowledge, except for any violations cured or remedied on or before the date of this Lease, if any, Landlord has not received any written notice from any governmental authority of any violation of any Applicable Law applicable to the Premises. “Landlord’s actual knowledge” shall be deemed to mean and be limited to the current actual knowledge of John Osmond, Landlord’s head of asset management, at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any parties related to or comprising Landlord and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. In addition, subject to all Applicable Laws, Tenant shall continue to have the right to use the Building’s fire stairs to travel between the second (2nd) and third (3rd) floors of the Building.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not allow occupancy density for the Premises which is greater than seven (7) persons per each one thousand (1,000) rentable square feet of the Premises. Notwithstanding the foregoing or any other provision of this Lease, Landlord hereby agrees that occupancy of the initial Premises by up to ten (10) persons per each one thousand (1,000) rentable square feet of the Premises for the Permitted Use during “Building Hours” (as that term is defined in Section 6.1.1 below) (with the density in excess of seven (7) persons per each one thousand (1,000) rentable square feet of the Premises being hereafter called the “Excess Occupancy Density”) shall not constitute a breach by Tenant under the terms of this Section 5.2 so long as such Excess Occupancy Density complies with and is not greater than the density permitted by Applicable Laws and zoning requirements. Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that in no event shall Landlord be obligated to make any changes to the Building Structure or Building Systems (as defined in Article 7) to accommodate Tenant’s Excess Occupancy Density and nothing set forth herein shall be construed as entitling Tenant or any Tenant Party to use more parking than the Parking Pass Ratio set forth in Section 9 of the Summary. In addition, any HVAC usage or other utility usage attributable to Tenant’s Excess Occupancy Density shall be deemed to be in excess of the Building standard to be provided by Landlord under this Lease and shall instead be at Tenant’s sole cost, pursuant to the terms of Section 6.2 below. Furthermore, Landlord shall not be obligated to make any changes to the Base Building or Common Areas to accommodate Tenant’s occupancy density. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3 Underlying Documents. Tenant shall (i) be subject (and this Lease shall be subordinate) to all current or future (recorded and unrecorded) ground leases and master leases, development agreements, easements, licenses, operating agreements, declarations, restrictive covenants, covenants, conditions and restrictions affecting the Building

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or the Project (and any portion thereof), reciprocal easement agreements, parking licenses, and any agreements with transit agencies affecting the Building or the Project (all documents described in this item (i) and any additional provisions, exhibits, documents, rules and laws mentioned therein, are, collectively, “Underlying Documents”). (ii) comply with the requirements of the Underlying Documents, (iii) not perform any act or omission that would cause Landlord to be in violation of the Underlying Documents, (iv) be solely responsible for any amounts payable by Landlord resulting from Tenant’s failure to comply with this Section 5.3, and (v) within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination of this Lease to any Underlying Documents.

5.4 Tenant’s Dogs.

5.4.1 In General. Subject to the provisions of this Section 5.4 and the Rules and Regulations, Tenant shall be permitted to bring up to a total of five (5) non-aggressive, well behaved, fully-trained, fully-domesticated and fully-vaccinated dogs of no less than one (1) year in age into the Premises; provided that, in no event shall more than three (3) dogs be permitted on any individual floor of the Premises at same time (which dogs are owned by Tenant or an officer or employee of Tenant) (“Tenant’s Dogs”). Tenant’s Dogs shall not include service animals (as defined under Applicable Laws and accompanying guidelines) (“Service Animals”) and this Section 5.4 shall not be applicable to such Service Animals unless expressly stated hereinbelow. Tenant’s Dogs must be on a leash that is no more than four feet (4’) in length while in any area of the Project outside of the Premises. In no event shall Tenant be permitted to bring any of Tenant’s Dogs into the restrooms of the Project. Within three (3) business days following Tenant’s receipt of Landlord’s request, Tenant shall provide Landlord with reasonably satisfactory evidence showing that all current vaccinations have been received by Tenant’s Dogs. Tenant’s Dogs shall not be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and Lyme disease). While in the Building, Tenant’s Dogs must be taken directly to/from the Premises and Tenant shall use the Project’s freight elevators to bring Tenant’s Dogs to/from the Premises. Tenant shall not permit any objectionable dog related odors to emanate from the Premises, and in no event shall Tenant’s Dogs be at the Project overnight. All bodily waste generated by Tenant’s Dogs in or about the Project shall be promptly removed and disposed of in trash receptacles designated by Landlord, and any areas of the Project affected by such waste shall be cleaned and otherwise sanitized by Tenant. No less than one (1) time per calendar month during which any of Tenant’s Dogs are at the Premises, Tenant shall, at Tenant’s sole cost, clean all carpeted floor areas located within any portions of the Premises where Tenant’s Dogs have been located or have been allowed access. No Tenant’s Dog shall be permitted to enter the Project if such Tenant’s Dog previously exhibited dangerously aggressive behavior. Notwithstanding the foregoing, Landlord shall have the right, at any time, to prevent particular dogs from entering or accessing the Premises if such dogs are in violation of the terms of this Section 5.4, have previously been in violation of one or more of the terms of this Section 5.4, or Landlord has received a complaint from any tenant or occupant regarding damage, disruption or nuisance caused by such dog in the Building or the Project, which complaint is, in Landlord’s reasonable business judgment, legitimate and not intended solely to harass or frustrate Tenant’s use and occupancy of the Premises or Tenant’s right to bring Tenant’s Dogs into the Premises in accordance with this Section 5.4.

5.4.2 Costs and Expenses. Tenant shall pay to Landlord, within thirty (30) days after demand, all costs reasonably incurred by Landlord in connection with the presence of Tenant’s Dogs in the Building, Premises or Project, including, but not limited to, janitorial, waste disposal, landscaping, signage, repair, and legal costs and expenses. In the event Landlord receives any verbal or written complaints from any other tenant or occupant of the Project in connection with health-related issues (e.g., allergies) related to the presence of Tenant’s Dogs in the Premises, the Building or the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the HVAC system for the Premises, or elsewhere in the Building), and Tenant shall cause such measures to be taken promptly at its sole cost or expense.

5.4.3 Indemnity. Tenant’s indemnities under Section 10.1 below shall apply to any loss, cost, damage, expense, liability, or claim relating to any of Tenant’s Dogs.

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5.4.4 Rights Personal to Original Tenant. The right to bring Tenant’s Dogs into the Premises pursuant to this Section 5.4 is personal to the Original Tenant and any Permitted Transferee. If Tenant assigns the Lease or sublets all or any portion of the Premises, then, as to the entire Premises, upon such assignment, or, as to the portion of the Premises sublet, upon such subletting and until the expiration of such sublease, the right to bring Tenant’s Dogs into such portion of the Premises shall automatically terminate and be of no further force or effect.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 HVAC. Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). If Tenant desires to use HVAC during hours other than Building Hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such HVAC, and Landlord shall supply such HVAC to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish. As of the date of this Lease, the prevailing rates for HVAC service outside of Building Hours is $160.00 per hour, per suite (subject to change from time to time in Landlord’s sole discretion), which service shall be for at least two (2) hours and thereafter is provided in one (1) hour increments

6.1.2 Electricity. Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to Landlord pursuant to the separate electrical submeters, the cost of all electricity services provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers), which electricity shall be separately submetered as described above (or otherwise equitably allocated and directly charged by Landlord to Tenant). Tenant shall pay such electricity cost within ten (10) days after demand and as Additional Rent under this Lease (and not as part of the Operating Expenses). Landlord shall designate the utility provider from time to time.

6.1.3 Lighting. As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4 Water. Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.5 Janitorial. Landlord shall provide janitorial services to the Common Areas of the Building (but not to the Premises), except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other Comparable Buildings.

6.1.6 Elevators. Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.1.7 Access Control. Landlord shall provide reasonable access control services for the Building, including a lobby attendant, in a manner materially consistent with other Comparable Buildings. Notwithstanding the foregoing, Landlord shall in no event be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building of any person.

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Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease (including, without limitation, as a result of any Excess Occupancy Density), Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord.

6.3 Interruption of Use. Subject to Section 6.4, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except to the extent provided below in Section 6.4. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within five (5) business days after the receipt of the Initial Notice, Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

6.5 Janitorial Service to the Premises. All cleaning and janitorial services for the Premises, including regular removal of trash and debris and the washing of all windows in the Premises, all in a manner consistent with

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Landlord’s commercially reasonable janitorial standards established for the Building, shall be performed and obtained at Tenant’s sole cost and expense exclusively by or through Landlord’s janitorial contractors, or any other janitorial contractor selected by Tenant that is a union contractor and a Class A level provider. Prior to the Lease Commencement Date, Tenant shall contract directly with Landlord’s janitorial contractors for the Project and the janitorial contract for the same must be approved in writing by Landlord in advance. Landlord shall have the right, from time to time, to change its designated janitorial services provider for the Building, in which event Tenant shall terminate its contract with Landlord’s previously designated janitorial services provider and enter into a contract with Landlord’s newly designated janitorial services provider. Landlord shall have the right to inspect the Premises for purposes of confirming that Tenant is cleaning the Premises as required by this Section 6.5, and to require Tenant to provide additional cleaning, if necessary. In the event Tenant shall fail to provide any of the services described in this Section 6.5 within five (5) business days after notice from Landlord, which notice shall not be required in the event of an emergency, then Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord. Failure of Tenant to comply with any one or more of the foregoing provisions shall be deemed to be a default under this Lease.

6.6 Security Systems. Tenant shall continue to have the right to utilize, repair and maintain its existing security system, which includes card-key entry and may include a remotely monitored camera security system, with cameras located in and directed at portions of the Premises where Tenant is the only Tenant on such floor (“Tenant’s Security System”). Any portion of Tenant’s Security System located outside of the Premises shall be deemed to be included in the definition of Tenant’s Off-Premises Equipment (as defined in Section 7.1 below). If Tenant desires to install a new Tenant’s Security System, the same shall be subject to Landlord’s prior review and approval (not to be unreasonably withheld, conditioned or delayed), and the installation thereof shall be deemed an Alteration and shall performed pursuant to Article 8 of this Lease, below. In addition, Tenant shall coordinate the selection, installation and operation of Tenant’s Security System (and shall coordinate the selection, installation and operation of any new Tenant’s Security System) with Landlord in order to ensure that Tenant’s Security System is compatible with Landlord’s current or future Project security systems and equipment, and to the extent that any new Tenant’s Security System that Tenant desires to install is not compatible with Landlord’s Project systems and equipment, Tenant shall not be entitled to install and/or operate such new Tenant’s Security System. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System. Tenant shall furnish Landlord with a copy of all key codes or access cards and Tenant shall ensure that Landlord shall have access to the Premises and the Building at all times. In no event shall Landlord be liable for, and Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any Losses arising from, such system or the malfunctioning thereof in accordance with Tenant’s indemnity contained in Section 10.1 hereof.

ARTICLE 7

REPAIRS

7.1 Tenant’s Repair and Maintenance Obligations. Tenant shall, at Tenant’s own expense, maintain in good condition and operating order and keep in good repair and condition throughout the Lease Term the following (collectively, “Tenant’s Repair Obligations”): (i) the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein (which obligation of Tenant shall include, without limitation, the prompt replacement or repair, as reasonably required, of all damaged, broken, or worn fixtures and appurtenances, which work shall be performed by Tenant under the supervision and subject to the prior approval of Landlord), (ii) any personal property or equipment (including, without limitation, furniture, business and trade fixtures, equipment, free-standing cabinet work, movable partitions, servers, telephones, and merchandise) installed by Tenant within the Premises (collectively, “Tenant’s Property”), (iii) any equipment installed by Tenant at the Project and located outside of the Premises, including, without limitation, any rooftop equipment, supplemental HVAC equipment (if located outside of the Premises), generators (if located outside of the Premises), and electric vehicle charging stations (collectively, “Tenant’s Off-Premises Equipment”), which Tenant’s Off-Premises Equipment may only be installed by Tenant with the prior written consent of Landlord (in Landlord’s sole and absolute discretion, except to the extent otherwise expressly permitted elsewhere in this Lease), and (iv) all areas, improvements and systems exclusively serving the Premises, including any communications or computer wires and cables (collectively, the “Cabling”) and

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applicable branch lines of the plumbing, electrical and other Building Systems (but excluding those portions of the Building Systems situated behind the demising and other walls located on the perimeter of the Premises, and all items situated above the ceiling including without limitation the ceiling grid and fixtures, all of which shall be Landlord’s responsibility to maintain as described below). The performance of Tenant’s Repair Obligations shall comply with the terms of Article 8 below.

7.2 Landlord’s Repair and Maintenance Obligations. Landlord shall maintain in good condition and operating order and keep in good repair and condition throughout the Lease Term the following (collectively, “Landlord’s Repair Obligations”): (i) the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure, roof membrane, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, Building mechanical, electrical and telephone closets (collectively, “Building Structure”), (ii) the mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems that serve the Building generally, as opposed to Tenant or another tenant exclusively (collectively, the “Building Systems”) including without limitation those portions of the Building Systems situated behind the demising and other walls located on the perimeter of the Premises, and all items situated above the ceiling including without limitation the ceiling grid and fixtures, and (iii) the Common Areas, which shall include restrooms located on multi-tenant floors of the Building. The “Base Building” shall mean the Building Structure and the Building Systems. Notwithstanding anything in this Lease to the contrary, if any repairs that are Landlord’s Repair Obligations are required due to Tenant’s use of the Premises for other than normal and customary business office operations or required due to Tenant’s construction of Alterations, then Landlord shall make such repairs and replacements, at Tenant’s sole cost, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other reasonable costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. In the event that the Premises has an “open ceiling plan”, then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof), as Landlord may determine in Landlord’s sole and absolute discretion and with no approval rights being afforded to Tenant with respect thereto. Notwithstanding Tenant’s occupancy of the Premises during the performance of any of Landlord’s Repair Obligations, the performance of Landlord’s Repair Obligations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Tenant shall promptly and diligently cooperate with Landlord and any of the third parties performing Landlord’s Repair Obligations in the Premises in order to facilitate the performance of such work in an efficient and timely manner. Landlord’s entry into the Premises to perform any repairs or maintenance hereunder shall be subject to Article 27 below. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any repairs, improvements, alterations, additions or changes to the Premises or any other portion of the Project, or install any Tenant’s Off-Premises Equipment (collectively, the “Alterations”) without the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which constitutes a Design Problem (without limitation as to any other reasonable grounds for Landlord to withhold its consent to any particular Alterations). A “Design Problem” is defined as, and will be deemed to exist if such Alterations may (i) affect the exterior appearance of the Building; (ii) affect the Building Structure or adversely affect the Building Systems; (iii) fail to comply with Applicable Laws or applicable building codes (“Code”) or would cause any other portion of the Project to fail to comply with Applicable Laws or Code, (iv) be in conflict with Landlord’s Sustainability and Wellness Requirements (including, without limitation, by jeopardizing any Sustainability and Wellness Certification), (v) vitiate or otherwise negatively affect any warranty, guaranty, or insurance maintained by Landlord, (vi) materially increase Landlord’s Repair Obligations, (vii) be

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unusually difficult or expensive to remove, (viii) interfere with any other tenant or occupant of the Project, (ix) affect the certificate of occupancy or its legal equivalent for the Project or any portion thereof, (x) fail to adhere to Landlord’s Building standard requirements for the Project, or (xi) impact any portion of the Project outside of the interior of the Premises (which shall include, without limitation, any Tenant’s Off-Premises Equipment). Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (A) adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, (B) adversely affect the value of the Premises or Building, (C) require a building or construction permit, or (D) cost more than Seventy-Five Thousand and 00/100 Dollars ($75,000.00) for a particular job of work (the “Cosmetic Alterations”). Removal requirements for Cosmetic Alterations are set forth in Section 8.5 below. In addition, notwithstanding anything to the contrary set forth above in this Section 8.1 or elsewhere in this Lease, Tenant shall have the right, subject to the terms of this Section 8.1, to install interconnecting stairs between the second (2nd) and third (3rd) floors of the Building, which work would include making floor cores and other openings in the floors (collectively, “Stairwell Installation Work”) subject to the following terms and conditions: (x) Tenant shall be required to obtain the prior written consent of Landlord to the Stairwell Installation Work in accordance with the foregoing provisions of this Section 8.2; (y) the Stairwell Installation Work can only be deemed to be a Design Problem under clauses (ii), (iii), (v), (vi) or (ix) of this Section 8.2, but only if and to the extent the criteria described in such clauses is applicable; and (z) prior to the expiration or sooner termination of the Lease Term, Tenant, at its sole cost and expense, shall remove the Stairwell Installation Work and restore the systems and premises affected by the Stairwell Installation Work to substantially the same condition as existed prior to the performance of the Stairwell Installation Work, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted, in a manner reasonably approved by Landlord and in compliance with all Applicable Laws and all Codes.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county, local or municipal laws, ordinances, rules and regulations and pursuant to a valid building permit (to the extent a building permit is required due to the nature of the Alterations being performed), issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall retain any union trades to the extent designated by Landlord. Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the City and County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord’s consent, Tenant shall deliver to the management office for the Project a reproducible copy of the “as built” and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

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8.3 Payment for Alterations. With respect to payments to be made to Tenant’s contractors for any Alterations, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. In addition, in connection with all Alterations, Tenant shall pay Landlord an oversight fee equal to three percent (3%) of the hard costs of the work (provided that such oversight fee shall not be payable with respect to any Cosmetic Alterations) and reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee; provided, however, that Landlord shall only be entitled to require the Original Tenant to provide to Landlord a lien and completion bond or other such security in connection with any Alterations in the event that following Landlord’s evaluation of Tenant’s then- current financial condition and performance history, Landlord determines in its good faith, prudent business judgment that the same is reasonably and prudently required.

8.5 Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant’s removable trade fixtures, furniture or non- affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant at least sixty (60) days prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements in the Premises installed by Tenant during the Lease Term, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to the condition the Premises was in as of the Lease Commencement Date, subject to reasonable wear and tear; provided, however, if, in connection with its notice to Landlord with respect to any such Alterations or Cosmetic Alterations, (x) Tenant requests Landlord’s decision with regard to the removal of such Alterations or Cosmetic Alterations, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations or Cosmetic Alterations, then Tenant shall not be required to so remove such Alterations or Cosmetic Alterations; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) business days following Landlord’s receipt of such request from Tenant with respect to Alterations or Cosmetic Alterations, fails to address the removal requirement with regard to such Alterations or Cosmetic Alterations, Landlord shall be deemed to have required the removal requirement with regard to such Alterations or Cosmetic Alterations. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and/or to return the affected portion of the Premises to a building standard improved condition as determined by Landlord, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, and/or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. For the avoidance of doubt, Tenant shall not be required to remove any of the alterations or improvements situated in the Premises as of the Lease Commencement Date.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify

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and hold Landlord harmless from and against any Losses (as defined in Section 10.1 below) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (individually, a “Landlord Party” and collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Losses”)incurred in connection with or arising from: (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, “Tenant Parties”); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; (g) the placement of any Tenant’s Property or Tenant’s Off-Premises Equipment; or (h) the use of the Roof Decks (as defined in Section 29.46) by Tenant or any Tenant Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any Losses arising in connection with any event occurring prior to such expiration or termination.

10.2 Landlord’s Insurance. Landlord shall maintain insurance against loss or damage with respect to the portions of the Project constituting Landlord’s Repair Obligations (collectively, “Landlord’s Insured Property”) on a Special Form or equivalent type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may determine, in an amount equal to at least the replacement value of Landlord’s Insured Property. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for Losses thereunder shall be made solely to Landlord. Landlord may maintain such additional insurance with respect to the Project, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other

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insurance as may from time to time be required by a Mortgagee (as defined in Article 18 below). Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance. Tenant shall, at Tenant’s expense, comply with Landlord’s insurance company requirements pertaining to the use of the Premises, to the extent that Tenant has been notified in writing of such requirements. If Tenant’s conduct or use (other than Building standard general office use) of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies in writing to Tenant that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all Losses assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$5,000,000.00 each occurrence
Personal Injury and Advertising Liability	$5,000,000.00 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$5,000,000.00

10.3.2 Property Insurance covering (i) Tenant’s Property and Tenant’s Off- Premises Equipment, (ii) any improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building and Landlord’s Insured Property) (the “Original Improvements”), and (iii) all Alterations performed in the Premises (items (i), (ii) and (iii) are collectively, “Tenant’s Insured Property”). Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, and (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains. Tenant shall use the proceeds from any such insurance for the replacement of Tenant’s Insured Property.

10.3.2.1 Increase in Project’s Property Insurance. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises; provided that Landlord shall have delivered to Tenant reasonable supporting

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documentation evidencing that such increased premium results from such acts, omissions, use or occupancy of the Premises by Tenant.

10.3.2.2 Property Damage. Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Original Improvements and Alterations.

10.3.2.3 No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.2.4 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all Losses arising out of, resulting from, or relating to, such failure.

10.3.3 Business Income Interruption for six (6) months plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5 Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-VIII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. To the extent not already provided under the Existing Sublease, Tenant shall deliver certificates of said policies and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

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10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but only to the extent that either (a) tenants occupying space that is comparable in size and quality to the Premises in Comparable Buildings are being required by their respective landlords to carry such increased amounts of insurance or other types of insurance coverage, or (b) such increased amounts of insurance or other types of insurance coverage are required by Landlord’s mortgagee.

10.6 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor who enter the Premises or Project to carry out work and/or perform services therein (including without limitation contractors performing any Alterations, and vendors delivering products or supplies to the Premises) (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non- contributing, and (d) comply with Landlord’s minimum insurance requirements.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage from Casualty. If the Project (or any portion thereof) shall be damaged by a fire or any other casualty (collectively, a “Casualty”), (i) Landlord shall promptly and diligently restore Landlord’s Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws or the Underlying Documents, or any other modifications deemed desirable by Landlord, and (ii) except as set forth below, Tenant shall promptly and diligently restore Tenant’s Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws or the Underlying Documents, or any other modifications deemed desirable by Tenant and approved by Landlord pursuant to Article 8. Notwithstanding the foregoing, Landlord shall have the right, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord within sixty (60) days following the date the Casualty becomes known to Landlord, to promptly and diligently restore the Original Improvements and Alterations, and, in such event Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease for the Original Improvements and Alterations; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. All work performed by Tenant pursuant to this Section 11.1 shall be performed in accordance with Article 8 of this Lease. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days (“Landlord’s Repair Estimate Notice”). Notwithstanding any contrary provision of this Article 11, the parties hereby agree as follows: (a) the closure of the Project, the Building, the Common Areas, or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease, (b) Casualty covered by this Article 11 shall require that the physical or structural integrity of the Premises, the Project, the Building, or the Common Areas is degraded as a direct result of such occurrence, and (c) a Casualty under this Article 11 shall not be deemed to occur merely because Tenant is unable to productively use the Premises in the event that the physical and structural integrity of the Premises is undamaged.

11.2 Casualty Rent Abatement. If (i) the Premises or portions of the Common Area necessary for the conduct of Tenant’s business are damaged by Casualty, (ii) such Casualty causes all or a material portion of the Premises to be untenantable and unusable by Tenant and Tenant actually ceases to use all or such material portion of the Premises for more than five (5) business days, (iii) the Casualty is not the result of the willful misconduct and/or gross negligence of Tenant and/or other Tenant Parties, and (iv) no Event of Default then exists (items (i) through (iv) are, collectively, “Casualty Conditions”), Tenant may, upon written notice to Landlord, immediately abate Base Rent

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and Tenant’s Share of Direct Expenses payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant due to the Casualty, for the period beginning on the date of the Casualty through (a) if Landlord delivered the Landlord Repair Notice, the date Landlord substantially completes restoration of the Original Improvements and Alterations, such that the Premises are no longer untenantable (or such earlier date following the Casualty that Tenant conducts business from the Premises), or (b) if Landlord did not deliver the Landlord Repair Notice, the earlier of the date that Tenant substantially completes restoration of Tenant’s Insured Property (such that the Premises are no longer untenantable) and the date that Tenant would have substantially completed restoration of Tenant’s Insured Property if Tenant had used reasonable diligence (or such earlier date following the Casualty that Tenant conducts business from the Premises). Except for the foregoing Rent abatement, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from a Casualty.

11.3 Casualty Termination Rights.

11.3.1 Landlord Termination Rights. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Landlord’s Insured Property, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage from Casualty, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, if one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire or terminate the Mortgage; (iii) the damage is not fully covered by Landlord’s insurance policies; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project.

11.3.2 Tenant Termination Rights. If all of the Casualty Conditions are satisfied and either the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced or the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In the event this Lease is terminated in accordance with the terms of this Section 11.3, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.

11.4 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance

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of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed

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and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an Event of Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable actual professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord; provided that such review and processing fees and attorneys’ fees and costs shall not exceed Two Thousand Five Hundred and No/100 Dollars ($2,500.00) in the aggregate for any one (1) particular Transfer in the ordinary course of business. Landlord and Tenant hereby agree that a proposed Transfer shall not be considered “in the ordinary course of business” if such particular proposed Transfer involves the review of documentation by Landlord on more than two (2) occasions.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested (taking into consideration that Tenant has a continuing liability to fulfill the obligations of the Lease);

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy any space at the Building pursuant to any such right that has not previously been exercised by Tenant); or

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee,(i) occupies space in the Project at the time of the request for consent (provided that Landlord will not withhold its consent solely because the proposed Transferee is an occupant of the Project if Landlord does not have reasonably comparable space available for lease to such proposed Transferee in the Project within three (3) months of the anticipated commencement of the proposed Transfer), or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice; or

14.2.8 The Transferee does not intend to occupy the entire Premises and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any

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recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all Losses involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, and (iii) any brokerage commissions, marketing and advertising costs, and attorneys’ fees in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option except in the case of a Transfer to a Permitted Transferee pursuant to Section 14.8, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, in the event of a proposed assignment of this Lease or sublease that would (i) result in fifty percent (50%) or more of the Premises (when aggregated with all prior subleases then in effect) being subject to a sublease, or (ii) be for a term of more than fifty percent (50%) of the then-remaining Lease Term, or (iii) result in a full floor of the Premises being subject to a sublease for substantially all of the remaining Lease Term, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to Transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed

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copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right, upon not less than five (5) business days’ advance written notice to Tenant, to audit the books, records and papers of Tenant relating to any Transfer, subject to the following limitations: (A) the audit must occur during the normal business hours of Tenant at Tenant’s office in the Building or at such other location as Tenant may reasonably designate in the San Francisco Bay Area; (B) the audit shall last no longer than one (1) business day; (C) Landlord and its authorized representatives shall have no right to make copies of Tenant’s books, records and papers; (D) Landlord shall not conduct any such audit more than once during any twelve (12) month period (provided, however, that the foregoing limitation shall no longer apply if the Transfer Premium is found at any time to be understated by more than five percent (5%)); and (E) Landlord shall enter into Landlord’s standard commercially reasonable form of confidentiality agreement with Tenant, which agreement shall cover confidential financial information provided by Tenant to Landlord in connection with such audit. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit up to a maximum of Five Thousand Dollars ($5,000.00).

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, subject to Section 14.8 below or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period subject to Section 14.8 below, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Notwithstanding anything to the contrary set forth in this Section 14.6 and except as set forth in item (B) of Section 14.8 below), if Tenant is a corporation, so long as Tenant is publicly traded on a major over-the-counter stock exchange, the ordinary transfer of shares over the counter shall be deemed not to be a Transfer for purposes of this Section 14.6.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If an Event of Default exists, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Event of Default is cured. Such Transferee shall rely on any representation by Landlord that an Event of Default exists, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock

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exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger, consolidation or reorganization of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above (or promptly after such transaction if disclosure is prohibited by legally enforceable confidentiality requirements or Applicable Law), (ii) no Event of Default then exists, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to Fifty Million Dollars ($50,000,000.00), (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as existed as of the Lease Commencement Date and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, in addition to Tenant’s obligations under Section 29.32, below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term, with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to the product of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to one hundred twenty-five percent (125%) for each of the first three (3) months of holdover and one hundred fifty percent (150%)

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for each month thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to the product of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to one hundred twenty-five percent (125%) for each of the first three (3) months of holdover and one hundred fifty percent (150%) for each month thereafter. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease within thirty (30) days after Landlord notifies Tenant that Landlord has entered into a lease for the Premises or has received a bona fide offer to lease the Premises, and that Landlord will be unable to deliver possession, or perform improvements, due to Tenant’s holdover, and Landlord did not give its express written consent to Tenant’s failure to vacate and deliver the Premises upon the termination or expiration of this Lease, then, in addition to any other Losses to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding the foregoing, in connection with the Original Tenant only, in the event that (i) stock in the entity which constitutes Original Tenant under this Lease is publicly traded on a national stock exchange, and (ii) Original Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Original Tenant or with entities which are otherwise affiliates of Original Tenant), then Original Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Notwithstanding the foregoing, Landlord shall not request financial statements more than once in each consecutive one (1) year period during the Lease Term unless (i) an Event of Default exists, (ii) Landlord reasonably believes that there has been an adverse change in Tenant’s financial position since the last financial statement provided to Landlord,

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or (iii) requested in connection with a proposed financing, sale or transfer of any portion of Landlord’s interest in the Building or Project.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord represents and warrants to Tenant that as of the date of this Lease, there is no mortgage, trust deed or ground lease in force against the Building or Project or any part thereof.

ARTICLE 19

EVENTS OF DEFAULTS; REMEDIES

19.1 Events of Default. In addition to any other Events of Default specified elsewhere in this Lease, the occurrence of any of the following shall constitute an “Event of Default” by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be an Event of Default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, no Event of Default shall be deemed to have occurred under this Section 19.1.2 if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of ninety (90) days after written notice thereof from Landlord to Tenant; or

19.1.3 To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of

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the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4 Abandonment or vacation of all or a substantial portion of the Premises by Tenant (provided that temporarily vacating the Premises to facilitate remodeling, repairs, or a Transfer, or for a temporary shutdown of business, or due to an event of Force Majeure (as defined in Section 29.16) shall not constitute a default so long as Tenant continues to pay the Rent and otherwise complies with the TCCs under this Lease and so long as Tenant does not abandon the Premises or allow the Premises to appear abandoned or otherwise adversely impact the normal and customary operations of the Building or the Project (including, without limitation, creating any potential security risk or attractive nuisance); or

19.1.5 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord; or

19.1.6 Tenant’s failure to occupy the Premises within one hundred fifty (150) days after the Lease Commencement Date; provided, however, that (i) Tenant shall be deemed to have occupied the Premises as of the date that at least one person is consistently working in the Premises during regular business days and hours for the building, and Tenant has received a certificate of occupancy, temporary certificate of occupancy, or signed off permit card (or their legal equivalent) allowing legal occupancy of the Premises and (ii) the one hundred fifty (150) day period shall be extended on a day-for-day basis for each day that Tenant is unable to occupy the Premises as the result of events or circumstances beyond its reasonable control, including without limitation, delays by the City and County of San Francisco or other governmental authorities or any event of Force Majeure, as defined in Section 29.16.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Event of Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1.1 The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

19.2.1.1.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.1.3 The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and

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advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

19.2.1.1.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct

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the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 Delivery of Letter of Credit. Tenant shall cause the “Bank” (as that term is defined below) to deliver to Landlord, prior to the Lease Commencement Date, a standby letter of credit (the “L-C”) that complies in all respects with the requirements of this Article 21 in the amount set forth in Section 8 of the Summary (the “L-C Amount”). The L-C shall: (i) be issued by a Bank; (ii) be in the form attached hereto as Exhibit F; (iii) be irrevocable, unconditional, and payable upon demand; (iv) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than one hundred twenty (120) days following the expiration of the Lease Term, as the same may be extended, (v) be drawable in either Los Angeles or San Francisco, California, (vi) contain a provision that provides that the L-C shall be automatically renewed on an annual basis without amendment of the L-C unless the Bank delivers a written notice of cancellation to Landlord at least sixty (60) days prior to the expiration of the L-C, without any action whatsoever on the part of Landlord; (vii) be fully assignable by Landlord, its successors and assigns; (viii) permit partial draws and multiple presentations and drawings, and (ix) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590 or Uniform Customs and Practices for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600. Tenant shall pay all expenses, points, and/or fees incurred by Tenant in obtaining and maintaining the L-C. The term “Bank” referred to herein shall mean a commercial, solvent, nationally recognized bank, approved by Landlord, that satisfies all of the following requirements (the “Bank Requirements”): (a) has a long-term, unsecured, and unsubordinated debt obligations rating of no less than “A” by Fitch Ratings Ltd. (“Fitch”) and a short term deposit rating of no less than “F1” by Fitch (or in the event such applicable Fitch ratings are no longer available, comparable ratings from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service); (b) accepts deposits and maintains accounts; (c) is chartered under the laws of the United States, any state thereof, or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; and (d) is not subject to the control or jurisdiction of any receiver, trustee, custodian, conservator, liquidator or similar official under any federal or state or common law. Landlord accepts First Citizens Bank and Trust Co., Santa Clara, CA as an acceptable issuing bank.

21.2 L-C Draw Event. Each of the following is an “L-C Draw Event”: (i) such amount is due to Landlord under the terms and conditions of this Lease; (ii) the Lease has terminated prior to the expiration of the Lease Term as a result of Tenant’s breach or default of any term or provision of the Lease; (iii) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”); (iv) an involuntary petition has been filed against Tenant under the Bankruptcy Code; (v) the Lease has been rejected or disaffirmed, or is deemed rejected or disaffirmed, under Section 365 of the U.S. Bankruptcy Code or any similar federal or state or common law; (vi) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date; (vii) the Bank has failed to notify Landlord that the L-C will be renewed or extended on or before the date that is sixty (60) days before the then applicable L-C expiration date; (viii) Tenant is placed into receivership, liquidation, or conservatorship, or becomes subject to similar proceedings under federal or state law; (ix) Tenant executes an assignment for the benefit of creditors or commences an involuntary dissolution or becomes subject to an involuntary dissolution; or (x) the Bank no longer satisfies the Bank Requirements or there is otherwise a material adverse change in the financial condition of the Bank.

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21.3 Application of L-C Proceeds. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.2(x) above) draw upon the L-C, in part or in whole, and may, but is not obligated to, apply the proceeds of the L-C to any and all amounts due and owing under this Lease and to compensate Landlord for any and all damages or losses of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages or losses arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application, or retention of the L-C proceeds, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Laws, and Landlord shall not first be required to proceed against the L-C, and such L-C or the proceeds thereof shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that: (i) the L-C constitutes a separate and independent contract between Landlord and the Bank; (ii) Tenant is not a third party beneficiary of such contract; (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof; and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, there is an event of a receivership, conservatorship, or bankruptcy filing by, or on behalf of, Tenant, or Tenant executes an assignment for the benefit of creditors, neither Tenant, any trustee, receiver, conservator, assignee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim or rights to the L-C or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code, any similar state or federal law, or otherwise.

21.4 Replenishment, Renewal and Replacement of L-C. Tenant shall have no right to replace the L-C without Landlord’s express written consent, which may be withheld in Landlord’s sole and absolute discretion. In the event Landlord consents to the replacement of the L-C for any reason, Landlord may require, as a condition of such consent, that the L-C remain in place with all existing rights thereunder for a period of one hundred ten (110) days following the delivery of the new L-C, and Tenant shall extend the original L-C as necessary to facilitate the same. The new L-C shall comply with all terms and conditions of this Article 21. If, as a result of any drawing by Landlord on the L-C pursuant to an L-C Draw Event, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) days after written notice thereof from Landlord, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) an additional L-C in an amount equal to the deficiency, which additional L-C shall comply with all of the provisions of this Article 21. If the L-C expires earlier than the L-C Expiration Date, Tenant shall deliver a certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord. In furtherance of the foregoing, if the L-C has an expiration date prior to the L-C Expiration Date, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed, without amendment, unless at least sixty (60) days’ prior written notice of non-renewal is provided by the issuer to Landlord. If the Bank fails to satisfy any of the Bank Requirements, Tenant shall deliver a replacement L-C to Landlord within ten (10) business days of Landlord’s request therefor. At any time that Tenant has failed to timely provide Landlord with a renewed L-C, amended L-C, additional L-C or replacement L-C as and when required under this Lease, then notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare that an Event of Default has occurred for which there shall be no notice or grace or cure periods applicable thereto. The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. Tenant shall be responsible for the payment of any and all costs incurred by Landlord (including, without limitation, Landlord’s reasonable attorneys’ fees) relating to the review of any renewed, amended, additional or replacement L-C.

21.5 In the event that Landlord draws on the L-C pursuant to an L-C Draw Event, subject to Section 21.10 below, (i) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (ii) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied as contemplated in this Article 21; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code or if Tenant executes an assignment for the benefit of creditors or is placed in receivership or liquidation, then Landlord shall not be obligated to make such payment in the amount

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of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.6 Transfer and Encumbrance. Tenant has no right to assign or encumber the L-C or any part thereof and neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s sole and absolute discretion. At any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, Landlord may transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in this Lease, Landlord shall transfer the L- C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith, provided that Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant.

21.7 L-C Not a Security Deposit. In no event or circumstance shall the L-C, any renewal or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”). The L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto. Landlord and Tenant hereby waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises.

21.8 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank to refrain from paying sight draft(s) drawn under such L-C.

21.9 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

21.9.1 A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under the L-C or the Bank’s honoring or payment of sight draft(s); or

21.9.2 Any attachment, garnishment, or levy in any manner upon either the proceeds of the L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

21.10 Remedy for Improper Drafts. Tenant’s sole and exclusive remedy in connection with Landlord’s improper draw against the L-C or Landlord’s improper application or retention of any proceeds of the L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the

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proceeds of which were misapplied or wrongfully held, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant irrevocably waives any right to secondary, incidental, indirect or consequential damages in any way related to Landlord’s draw on the L-C. Tenant acknowledges that Landlord’s draw against the L-C, application or retention of any proceeds thereof, or the Bank’s payment under such L-C, could not, under any circumstances, cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.

23.3 Building Directory. A building directory is located in the lobby of the Building. Tenant shall have the right, at Landlord’s sole cost and expense as to Tenant’s initial name strip, to designate one (1) name strip on such directory, and any subsequent changes to Tenant’s name strip shall be at Tenant’s sole cost and expense following Tenant’s receipt of Landlord’s consent thereto (which consent may be withheld in Landlord’s sole and absolute discretion).

23.4 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.5 Tenant’s Exterior Signage. Subject to the terms and conditions of this Section 23.5, Tenant, at Tenant’s sole cost and expense, shall have the right to install, repair and maintain signage depicting Tenant’s name on the exterior of the Building (“Tenant’s Exterior Signage”), consisting of one (1) exterior elevation of the Building, which elevation shall be at a location mutually agreeable to Landlord and Tenant; provided, however, that such Tenant’s Exterior Signage shall be smaller and not installed in the same location as the existing “Capital One” sign located on the exterior of the Building. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Exterior Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, without limiting other reasons for which Landlord may reasonably withhold its approval, it shall be deemed reasonable for Landlord to withhold its approval of Tenant’s Exterior Signage if the same is inconsistent with, or otherwise not compatible with the quality, design and style of the Project, the Project-wide signage program (the “Signage Program”) (as approved by the city in which the Building is located), or if such signage unreasonably interferes with the Building’s exterior window cleaning systems. Tenant’s Exterior Signage shall otherwise be constructed as an Alteration or Improvement, as applicable. In addition, Tenant’s Exterior Signage shall be subject to Tenant’s receipt

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of all required governmental permits and approvals and shall be subject to all Applicable Laws, and the Signage Program. Notwithstanding Landlord’s approval of Tenant’s Exterior Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Exterior Signage. Tenant shall install Tenant’s Exterior Signage within eighteen (18) months following the Lease Commencement Date, or Tenant’s rights to install Tenant’s Exterior Signage shall expire. Tenant’s Exterior Signage shall constitute Tenant’s Off-Premises Equipment. If the Tenant’s Exterior Signage uses any electricity, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges throughout the Lease Term.

23.5.1 Objectionable Name or Logo. Any Tenant name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise be reasonably objectionable to a landlord of a Comparable Building (an “Objectionable Name”). The parties hereby agree that the name Amplitude, Inc. or any reasonable derivation thereof, shall not be deemed an Objectionable Name. Any changes to Tenant’s Exterior Signage shall be at Tenant’s sole cost and expense, and subject to Landlord’s approval.

23.5.2 Termination of Tenant’s Exterior Signage. Tenant’s Exterior Signage rights are not transferrable, except to a Permitted Transferee Assignee. Tenant shall not have the right to Tenant’s Exterior Signage, and Tenant’s Exterior Signage right shall terminate upon the earliest to occur of (a) Tenant’s assignment of this Lease, other than to a Permitted Transferee Assignee, (b) Tenant’s sublease of more than fifty percent (50%) or more of the entire then- existing Premises, other than to a Permitted Transferee for substantially the remaining Lease Term, (c) [Intentionally Deleted] and (d) the occurrence of the second (2nd) Event of Default. If Tenant’s Exterior Signage rights terminate prior to the expiration of the Lease Term, Tenant shall comply with the removal and restoration terms of this Lease, as if the Lease Term were expiration as of the date of such early termination.

ARTICLE 24

COMPLIANCE WITH LAW

24.1 Tenant’s Compliance Obligations. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other rule, directive, order, regulation, guideline, or requirement of any governmental entity or governmental agency now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant’s use of, or requirements to cease or reduce Tenant’s business operations in or Tenant’s use of, the Premises, (ii) Tenant’s Repair Obligations, and (iii) Tenant’s Insured Property. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant, at its sole cost and expense, shall comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

24.2 Landlord’s Compliance Obligations. Landlord shall comply with all Applicable Laws relating to Landlord’s Repair Obligations and Landlord’s Insured Property to the extent that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises allowing for general office use, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. If any changes are required to areas of the Project that are subject to Landlord’s Repair Obligations or Landlord’s Insured Property as a result of Tenant’s Alterations or use of the Premises for non-general office use or Tenant’s use of the Premises with an above- standard occupancy density, then Landlord shall make such changes at Tenant’s sole cost and expense, including Landlord’s standard supervision fee (or, at Landlord’s election, Tenant shall not be permitted to proceed with the Alterations, or use of the Premises that has or will trigger such changes). Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 above.

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24.3 Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; and (ii) Tenant’s and Landlord’s respective obligations for making any improvements or repairs to correct violations of construction-related accessibility standards shall be as set forth in Sections 24.1 and 24.2 above; and (iii) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

24.4 First Source Hiring Program. Tenant has been informed by Landlord that there is a City-wide “First Source Hiring Program” (FSHP) (adopted by the City and County of San Francisco on August 3, 1998, Ordinance No. 264-98; codified at San Francisco Administrative Code Sections 83.1-83.1(8)). Tenant hereby acknowledges that its activities at the Premises and the Project may be subject to the FSHP. Accordingly, Tenant shall, at Tenant’s sole cost and expense, comply with any provisions of the FSHP that are applicable to the Premises or any construction in, or use or development of, the Premises by Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

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ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all Losses referred to in Article 10 of this Lease; and (iii) sums equal to all reasonable expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or to prospective tenants (provided that Landlord agrees that except in the event (a) Event of Default is then occurring under this Lease, (b) Landlord and Tenant are negotiating for or have agreed to an early termination of this Lease or Landlord intends to relocate Tenant, or (c) Landlord and Tenant otherwise mutually agree to the contrary, Landlord shall not show the Premises to prospective tenants except during the last nine (9) months of the then current Lease Term; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any Losses for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. Except in the case of an emergency, Tenant shall be entitled to have an employee of Tenant accompany the person(s) entering the Premises, provided Tenant makes such employee available at the time Landlord or such other party desires to enter

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the Premises, and, except in the case of an emergency, Landlord shall use commercially reasonable efforts to comply with Tenant’s reasonable security measures of which Landlord is notified in advance in writing which may include requiring that the person(s) entering the Premises and any third parties (such as prospective lenders, purchasers or tenants) execute Tenant’s standard confidentiality agreement upon sign-in to the Premises, provided Tenant makes such confidentiality agreement available at the time Landlord or such other party desires to enter the Premises, and further provided that such confidentiality agreement is in a standard form that Tenant requires all non-employee entrants to the Premises to execute prior to entry to the Premises and is on commercially reasonable terms. If Tenant requires a confidentiality agreement from any such party requiring access to space, Landlord shall not be responsible for any delays that occur in Landlord’s response to Tenant’s request for repairs or services. Nothing in the foregoing shall prohibit Landlord from accessing the Premises with a third party without such an agreement in an event of emergency or, following a reasonable period in which Landlord allows Tenant to seek such an agreement, to the extent reasonably necessary to perform maintenance and repairs to the Premises and the Project.

ARTICLE 28

TENANT PARKING

Tenant shall be entitled to rent, on a monthly basis throughout the Lease Term, commencing on the Lease Commencement Date, the amount of unreserved parking passes set forth in Section 9 of the Summary, which parking passes shall pertain to the Project parking structure. During the Lease Term and subject to availability, if Tenant desires to rent additional parking passes (the “Additional Passes”), Tenant may request upon no less than thirty (30) days prior written notice to Landlord, to rent unreserved parking passes in the Project parking structure on a month to month basis at Landlord’s then prevailing rates for such parking passes; provided that the foregoing shall not be construed as any guaranty that parking passes shall be available for Tenant’s use. In the event that, due to unavailability of parking passes, Landlord is unable to provide Tenant with such Additional Passes for rent or if Landlord requires such Additional Passes for other users of the Project parking structure at any time, the unavailability of such Additional Passes shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under this Lease. Either Landlord or Tenant may terminate the use of such Additional Passes by providing no less than thirty (30) days prior written notice to the other party. Tenant shall pay to Landlord (or its designee) for the parking passes rented by Tenant on a monthly basis at the prevailing rate charged from time to time at the location of such parking passes. In addition to any fees that may be charged to Tenant in connection with its parking of automobiles in the Project parking structure, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and no Event of Default is then occurring under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each

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case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer (including the transfer by Landlord of the Security Deposit or L-C (if applicable) to such transferee), Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any security deposit or letter of credit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby,

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and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises or any sales proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises after distribution of same to any partner, member, or shareholder of Landlord or any other third party. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

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29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally, or (C) delivered via email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in clauses (A) or (B) above. Any such Notice shall be delivered (i) to Tenant at the appropriate address or email address (as applicable) set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses or email address (as applicable) set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given, or (for notices sent via email) upon transmission, if given before 5:00 p.m. Pacific time on a business day, but if such email is not given before 5:00 p.m. Pacific time on a business day, then the Notice will be deemed given on the next business day. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after Landlord’s written request in connection with Tenant’s execution and delivery of this Lease and any amendment or modification to this Lease or as otherwise may be reasonable required by Landlord, deliver to Landlord satisfactory evidence of such authority (“Evidence of Authority”) and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California. Landlord acknowledges and agrees that Tenant shall not be required to provide more than one (1) Evidence of Authority for this Lease, or for each such amendment or modification or other agreement pertaining to this Lease or for any assignment agreement, sublease or other documentation pertaining to a Transfer; and that for purposes of Tenant’s execution of this Lease, the Evidence of Authority shall be a corporate resolution of Tenant.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE,

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OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all Losses with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except to the extent that abatement of Rent is expressly permitted under the terms of this Lease.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality; Press Releases. The content of this Lease and any related amendments, agreements and documents are confidential information. Landlord and Tenant shall keep such information strictly confidential and shall not disclose such confidential information to any person or entity other than (i) such party’s respective financial, legal, space planning and construction consultants, and such party’s parent, subsidiary or other affiliated companies, their partners, lenders, banks, auditors, underwriters, and attorneys and similar professionals, (ii) as may be required to enforce the provisions of this Lease, or (iii) as may be required to comply with Applicable Laws. In addition, notwithstanding the foregoing or anything to the contrary herein, Landlord shall be entitled to (a) disclose information relating to this Lease to the extent necessary to comply with the disclosure or regulatory requirements of the S.E.C., IRS or similar entities, or in connection with other S.E.C., IRS or other regulatory filings customarily made by publicly traded REIT entities; (b) disclose information relating to this Lease on earnings calls and/or at investor meetings as customarily disclosed by publicly traded REIT entities; and (c) issue press releases with respect to the fact that this Lease has been entered into, the size and location of the Premises, the length of term, and the identity of Tenant (among other information commonly found in press releases announcing new lease transactions). In addition, notwithstanding the foregoing or anything to the contrary herein, so long as Tenant is publicly traded on an over-the-counter stock exchange, Tenant shall be entitled to (x) disclose information relating to this Lease to the extent necessary to comply with the disclosure or regulatory requirements of the S.E.C., IRS or similar entities, or in connection with other S.E.C., IRS or other regulatory filings customarily made by publicly traded companies; and (y)

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disclose information relating to this Lease on earnings calls and/or at investor meetings as customarily disclosed by publicly traded companies.

29.29 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Except in the case of an emergency, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises in connection with the performance of any Renovations. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any Losses arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use Landlord’s designated contractor for provision of cabling and riser management services (or, if Landlord does not have a designated contractor, then an experienced and qualified contractor reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the

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removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

29.33 Hazardous Materials. Tenant: (i) except for Permitted Chemicals (as defined below), shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Project; (ii) shall not engage in activities at the Project that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the Project; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; and (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises.

29.33.1 Definitions. “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any substance or material that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2 Permitted Chemicals. Notwithstanding the foregoing, Tenant may use, store and properly dispose of commonly available household cleaners and chemicals, in reasonable quantities, to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (collectively, the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, all Permitted Chemicals are stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws, and provided that Tenant fully complies with all Environmental Laws and TCC’s of this Article 29 and of Article 24 above.

29.33.3 Tenant Hazardous Materials. On or before the Lease Commencement Date and on each annual anniversary of the Lease Commencement Date thereafter, as well as at any other time following Tenant’s receipt of a reasonable request from Landlord, Tenant shall deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant’s receipt of a request from Landlord, Tenant shall promptly complete an “environmental questionnaire” using the form then- provided by Landlord.

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29.33.4 Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.33.5 Indemnification. Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any Losses resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such Losses were a result of actions caused or permitted by Tenant or any Tenant Party. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any Losses resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such Losses were a result of actions caused or knowingly permitted by Landlord or a Landlord Party.

29.34 Office and Communications Services.

29.34.1 The Provider. Landlord has advised Tenant that certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Building by a concessionaire (which may or may not have exclusive rights to offer such services in the Building) under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.34.2 Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.35 Water Sensors. Tenant shall, at Tenant’s sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the “Sensor Areas”). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord’s sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant’s

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sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term (so long as Landlord gives written notice to Tenant at least thirty (30) days prior to the expiration of the Lease Term), or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant’s sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the cost thereof to Tenant.

29.36 No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.37 Sustainability and Wellness.

29.37.1 Sustainability and Wellness Requirements. Landlord’s ownership and operation of the Project is informed by an awareness of best practices within the commercial real estate industry concerning sustainability and wellness of the Building and its occupants. In connection therewith, Landlord may, in its sole and absolute discretion, (i) implement a green cleaning program, a recycling program (which may include, without limitation, a requirement that Tenant separate waste appropriately so that it can be efficiently processed by Landlord’s particular recycling contractors), Building wellness program, energy efficiency program, or other standards for efficient operation and management of the Building or Project (collectively, as the same may be updated by Landlord from time to time, “Sustainability and Wellness Programs”), and (ii) pursue and/or maintain certification(s) for the Building and/or Project (or any portion thereof) under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”), Fitwel, WELL, and/or ENERGY STAR certification or other applicable certification agency (any of the foregoing, a “Sustainability and Wellness Certification”). The Sustainability and Wellness Programs and Sustainability and Wellness Certifications are, collectively, the “Sustainability and Wellness Initiatives”, and any sustainability and wellness practices and requirements with respect to the Building and/or the Project established by Landlord to implement the Sustainability and Wellness Initiatives are, collectively, as the same may be updated by Landlord from time to time, “Sustainability and Wellness Requirements”. Nothing contained in this Section 29.37 shall obligate Landlord to incur any costs or expenses that are not otherwise an obligation of Landlord pursuant to the other TCCs of this Lease.

29.37.2 Tenant’s Compliance. Tenant shall, at Tenant’s sole cost and expense, comply with (and cause its employees, vendors, and contractors to comply with) all Sustainability and Wellness Requirements and the terms of any Sustainability and Wellness Initiatives and otherwise cooperate with Landlord in connection with Landlord’s efforts in connection therewith, which compliance and cooperation may include, without limitation, (i) Tenant’s compliance with certain standards pertaining to the purchase of materials used in connection with the performance of Tenant’s Repair Obligations and/or any Alterations undertaken by the Tenant in the Project, and (ii) Tenant sharing with Landlord documentation pertaining to any of Tenant’s Repair Obligations, Alterations undertaken by Tenant in the Project, Tenant’s billing information pertaining to trash removal and recycling related to Tenant’s operations in the Project, and otherwise providing Landlord with any documentation Landlord may need in order to obtain or maintain any Sustainability and Wellness Certification(s). A description of Landlord’s then-existing Sustainability and Wellness Initiatives for the Project, and the terms of any Sustainability and Wellness Requirements

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will be provided to Tenant upon written request, and any inquiries from Tenant concerning Sustainability and Wellness Requirements or Landlord’s sustainability efforts in general may be directed to sustainability@kilroyrealty.com. To the extent Tenant fails to comply with any of Landlord’s Sustainability and Wellness Requirements and Sustainability and Wellness Initiatives, Tenant shall be required to pay any reasonable fees or charges incurred by Landlord related to such non-compliance. Notwithstanding anything to the contrary set forth above in this Section 29.37.2 or elsewhere in this Lease, except as required by Applicable Laws, Tenant shall not be required to incur material and unreasonable costs or expenses in complying with any Sustainability and Wellness Requirements to the extent the same are materially in excess of the requirements imposed on tenants of other Comparable Buildings.

29.38 Utility Billing Information. In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third- party provider thereof (all in Landlord’s sole and absolute discretion), Tenant shall promptly, but in no event more than five (5) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.38 shall survive the expiration or earlier termination of this Lease.

29.39 Green Cleaning/Recycling. To the extent a “green cleaning program” and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord’s sole and absolute discretion), Tenant shall, at Tenant’s sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord’s particular recycling contractors). To the extent Tenant fails to comply with any of Landlord’s recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.40 Shuttle Service. Subject to the provisions of this Section 29.40, so long as Tenant is not in default under this Lease, and so long as Landlord, in Landlord’s sole and absolute discretion, permits a shuttle service (the “Shuttle Service”) to operate at the Project, Tenant’s employees (“Shuttle Service Riders”) shall be entitled to use the Shuttle Service operated at the Project. The use of the Shuttle Service shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord, in its sole and absolute discretion, and/or the operator of the Shuttle Service. Landlord and Tenant acknowledge that the use of the Shuttle Service by the Shuttle Service Riders shall be at their own risk and that the terms and provisions of Section 10.1 of this Lease shall apply to Tenant and the Shuttle Service Rider’s use of the Shuttle Service. The costs of operating, maintaining and repairing the Shuttle Service shall be included as part of Operating Expenses. Tenant acknowledges that the provisions of this Section 29.40 shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Shuttle Service (or any other shuttle service) throughout the Lease Term, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify all Shuttle Services provided by it. Landlord or the operator of the Shuttle Service shall have a right to charge a fee to the users of the Shuttle Service. No expansion, contraction, elimination or modification of any or all Shuttle Services, and no termination of Tenant’s or the Shuttle Service Rider’s rights to the Shuttle Service shall entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

29.41 Open-Ceiling Plan. In the event that the Premises has an “open ceiling plan”, then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof) (as applicable, the “Penetrating Work”), as Landlord may determine in Landlord’s sole and absolute discretion and with no approval rights being afforded to Tenant with respect thereto. Moreover, there shall be no obligation by Landlord or any such third party to enclose or otherwise screen any of such Penetrating Work from view within the Premises,

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whether during the course of construction or upon completion thereof. Since Tenant is anticipated to be occupying the Premises at the time the Penetrating Work is being performed, Landlord agrees that it shall (and shall cause third parties to) use commercially reasonable efforts to perform the Penetrating Work in a manner so as to attempt to minimize interference with Tenant’s use of the Premises; provided, however, such Penetrating Work may be performed during normal business hours, without any obligation to pay overtime or other premiums. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the performance of any such Penetrating Work, Tenant hereby agrees that the performance of such Penetrating Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Neither Landlord nor any of the Landlord Parties or any third parties performing the Penetrating Work shall be responsible for any direct or indirect injury to or interference with Tenant’s business arising from the performance of such Penetrating Work, nor shall Tenant be entitled to any compensation or damages from Landlord or any of the Landlord Parties or any third parties performing the Penetrating Work for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the performance of the Penetrating Work, or for any inconvenience or annoyance occasioned by the Penetrating Work. In addition, Tenant hereby agrees to promptly and diligently cooperate with Landlord and any of the third parties performing the Penetrating Work in order to facilitate the applicable party’s performance of the particular Penetrating Work in an efficient and timely manner.

29.42 Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”). Prior to and during the Lease Term, Tenant, and to Tenant’s knowledge, its employees and any person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

29.43 Counterparts; Electronic Signatures. This Lease may be executed in counterparts with the same effect as of both parties hereto had executed the same document. Landlord and Tenant agree that (i) this Lease may be signed electronically, (ii) any electronic signatures on this Lease shall have the same validity, enforceability, and admissibility as handwritten signatures, and (iii) the electronic record of this signed Lease shall be legally binding to the same extent as a paper copy bearing handwritten signatures.

29.44 Bicycle Storage Area. Subject to the provisions of this Section 29.44, so long as this Lease remains in effect and Landlord, in Landlord’s sole and absolute discretion, provides a storage area for bicycles in the Project parking structure for tenants of the Building (the “Bicycle Storage Area”), Tenant’s employees shall be entitled to use the unsecured Bicycle Storage Area on an un-reserved, first-come, first served basis during the Lease Term. The use of the Bicycle Storage Area shall be subject to the rules and regulations (including rules regarding hours of use) established from time to time by Landlord and/or by the operator of the parking structure, and shall be further subject to compliance with the Building’s standard security procedures. Bicycles shall not be stored overnight in the Bicycle Storage Area. Landlord may refuse to permit any person who violates such rules and regulations to use the Bicycle Storage Area, and any violation of the rules and regulations shall subject the bicycle to removal from the Bicycle Storage Area. Notwithstanding the foregoing, in the event Landlord determines in its sole discretion that the area in which the Bicycle Storage Area is located is needed for another purpose, Landlord may remove the Bicycle Storage Area and cease to provide such amenity for tenants’ use. In addition, Landlord shall have the right to relocate, from time to time, the location of the Bicycle Storage Area or reconfigure the Bicycle Storage Area. Tenant acknowledges that the Bicycle Storage Area may be closed entirely or in part in order to make repairs or perform maintenance

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services, or to alter, modify or renovate the Building or the Bicycle Storage Area, if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond Landlord’s reasonable control or for any other reason whatsoever. No expansion, contraction, elimination, unavailability or modification of the Bicycle Storage Area, shall entitle Tenant to an abatement or reduction in Rent or constitute a constructive eviction or an event of default by Landlord under this Lease. Tenant hereby acknowledges that the Bicycle Storage Area is unsecured and that the use of the Bicycle Storage Area shall be at the sole risk of Tenant and any Tenant Parties and neither Landlord nor any Landlord Parties shall have any liability for any personal injury or damage to or theft of any bicycles or other property occurring in, on or about the Bicycle Storage Area or otherwise in connection with any use of the Bicycle Storage Area by Tenant or any Tenant Parties. Tenant hereby waives all claims against Landlord and the Landlord Parties relating to the Bicycle Storage Area and the use thereof by Tenant or any Tenant Parties. Tenant’s indemnity obligations pursuant to Section 10.1 of this Lease shall apply to the use of the Bicycle Storage Area by Tenant or any Tenant Parties. The costs of operating, maintaining and repairing the Bicycle Storage Area shall be included as part of Operating Expenses. The right to use the Bicycle Storage Area set forth herein shall be personal to the Original Tenant and any Permitted Transferee Assignee and shall in no event be transferable to any other party.

29.45 Premises Storage of Bicycles. Subject to the provisions of this Section 29.45, so long as this Lease remains in effect and there exists no default under this Lease, Tenant’s employees may bring to and store within the Premises up to twenty (20) non-motorized, standard and customary bicycles; provided, however, that if Landlord permanently removes the Bicycle Storage Area and ceases to provide such amenity for tenants’ use for any reason other than any violation of the terms of Section 29.44 by Tenant or any Tenant Parties, then Tenant’s employees may bring to and store within the Premises up to fifty (50) non-motorized, standard and customary bicycles so long as the storage of such additional bicycles complies with all Applicable Laws including without limitation, applicable fire codes and the terms of this Section 29.45. Such bicycles may only be brought to the Premises by use of the Building’s freight elevator and in no event shall bicycles be ridden in the Building or any Common Areas, or brought into the Building’s passenger elevators at any time. Tenant’s storage of bicycles in the Premises pursuant to this Section 29.45 shall at all times comply with the rules and regulations promulgated by Landlord from time to time and such bicycles shall be stored and/or kept in designated areas as reasonably required by Landlord and in compliance with all Applicable Laws. Such bicycle storage within the Premises shall be reasonable, organized and safe, and shall not adversely impact other tenants or occupants of the Building or Landlord’s management and operation of the Building. Landlord reserves the right to revoke Tenant’s right to store bicycles at the Premises pursuant to this Section 29.45 if Landlord determines that such bicycles are interfering with other tenants’ or Landlord’s use, occupancy and operation of the Building. Tenant shall be liable for all costs and expenses arising in connection with Tenant’s and its employees’ bicycle storage at the Premises, including without limitation, any costs incurred by Landlord to repair any damage to or additional cleaning of the Premises, Building or Project caused thereby. Landlord and Tenant acknowledge that the storage of bicycles in the Premises shall be at the sole risk of Tenant and any Tenant Parties and neither Landlord nor any Landlord Parties shall have any liability for any personal injury or damage to or theft of any bicycles or other property occurring in, on or about the Premises or otherwise in connection with any storage of bicycles in the Premises by Tenant or any Tenant Parties. Tenant’s indemnity obligations pursuant to Section 10.1 of this Lease shall apply to the storage of bicycles in the Premises hereunder.

29.46 Roof Decks. So long as no Event of Default then exists under this Lease and subject to the terms and conditions set forth in Section 29.46.1 below, then during the Lease Term and subject to availability, Tenant shall have the right to (i) hold up to four (4) private events per calendar year of the Lease Term for Tenant’s employees and clients at the roof deck (the “201 Third Street Roof Deck”) of the Building and (ii) hold up to four (4) private events per calendar year of the Lease Term for Tenant’s employees and clients at the roof deck (the “360 Third Street Roof Deck”) of the building located at 360 Third Street, San Francisco, California (the, “360 Third Street Building”) that is currently owned Landlord’s affiliate (together with any other affiliate of Landlord that may at any time during the Lease Term own the 360 Third Street Building, “Landlord’s Affiliate”). Tenant’s right to use the 360 Third Street Roof Deck pursuant to this Section 29.46 shall only apply for so long as Landlord’s Affiliate owns the 360 Third Street Building and Landlord and/or Landlord’s Affiliate permit tenants of the Building to use the 360 Third Street Roof Deck. The 201 Third Street Roof Deck and 360 Third Street Roof Deck are collectively referred to herein as the “Roof Decks”.

29.46.1 Terms of Use. Tenant shall pay all out of pocket costs incurred by Landlord and/or Landlord’s Affiliate for such use of the Roof Decks by Tenant hereunder, including without limitation, janitorial,

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security and insurance costs. Tenant shall provide Landlord with not less than thirty (30) days’ and no more than sixty (60) days’ prior written notice to Landlord of Tenant’s request to use of the Roof Decks and Tenant shall comply with the reservation system for the Roof Decks established by Landlord and/or Landlord’s Affiliate from time to time. Tenant’s use of the Roof Decks shall be further subject to the rules and regulations (including rules regarding hours of use and priorities for the tenants of the 360 Third Street Building, set up and clean up charges, etc.) established from time to time by Landlord and/or Landlord’s Affiliate for the Roof Decks. Tenant acknowledges that Landlord or Landlord’s Affiliate may from time to time establish a standard license agreement (the “License Agreement”) with respect to the use of Roof Decks by tenants of the Building. Tenant, upon request of Landlord and as a condition to Tenant’s right to use the Roof Decks pursuant to this Section 29.46.1, shall enter into such License Agreement and fully comply with the terms and conditions set forth in the License Agreement. Tenant’s waiver and indemnity obligations pursuant to Section 10.1 of this Lease shall apply to Tenant’s use of the Roof Decks; provided that for purposes of Section 10.1, Landlord’s Affiliate shall be deemed to be a Landlord Party. Tenant’s insurance required pursuant to Section 10.3 above shall apply to the use of the Roof Decks by Tenant and any Tenant Parties. In the event that alcohol is served or utilized at the Roof Decks, subject to Applicable Laws, Tenant shall provide Landlord with written notice thereof and obtain and maintain at its expense, host liquor liability insurance or dram shop liability insurance (as applicable) with combined single limits of not less than $5,000,000 per occurrence and such additional or higher insurance coverage as may be required pursuant to the License Agreement, covering any claims relating to the manufacture, storage, sale, use or giving away of any alcoholic or other intoxicating liquor or beverage, which claims could be asserted against Landlord, Landlord’s Affiliate, Tenant, the Building or the 360 Third Street Building. In addition to Landlord and the Landlord Parties, Landlord’s Affiliate and any other party designated by Landlord shall be named as an additional insured with respect to Tenant’s insurance as required under Section 10.3.1 and this Section 29.46.1 and as a condition to Tenant’s use of Roof Decks, Tenant shall provide Landlord with insurance certificates acceptable to Landlord, evidencing that Tenant’s insurance required under this Lease and pursuant to the License Agreement covers Tenant’s use of the Roof Decks, the Building and the 360 Third Street Building. None of Landlord, any Landlord Parties or Landlord’s Affiliate shall have any liability whatsoever with respect to the existence, condition or availability of the Roof Decks for Tenant’s use nor shall Landlord, any Landlord Parties or Landlord’s Affiliate have any obligation whatsoever to ensure the availability or suitability of the Roof Decks for Tenant’s use and Tenant hereby expressly waives all claims against Landlord, the Landlord Parties and Landlord’s Affiliate with respect to same. Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord and/or Landlord’s Affiliate in connection with Tenant’s use of the Roof Decks pursuant to this Section 29.46, which costs shall be paid to Landlord as Additional Rent under this Lease within ten (10) days following Landlord’s demand therefor. Tenant acknowledges that the provisions of this Section 29.46 shall not be deemed to be a representation by Landlord that Landlord’s Affiliate shall permit the use of the Roof Decks throughout the Lease Term or a guaranty by Landlord that neither Landlord nor the Landlord’s Affiliate will not contract, eliminate or otherwise modify the Roof Decks. In addition, at such time as Landlord’s Affiliate no longer owns the 360 Third Street Building, the rights of Tenant to use the 360 Third Street Roof Deck set forth herein shall automatically terminate. No expansion, contraction, elimination, unavailability or modification of the Roof Decks, and no termination of or interference with Tenant’s rights to the Roof Decks, shall entitle Tenant to an abatement or reduction in Rent or constitute a constructive eviction or a default by Landlord under this Lease. The right to use the Roof Decks pursuant to this Section 29.46 is personal to the Original Tenant and any Permitted Transferee Assignee and shall not be transferable to any other party.

[Signatures follow on next page]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

KR 201 THIRD STREET OWNER, LLC, a Delaware limited liability company

By:	Kilroy Realty Corporation, a Maryland corporation

	Its:	General Partner

	By:	/s/ John Osmond
	Name:	John Osmond
	Its:	EVP, Asset Management

	By:	/s/ Michael Schmidt
	Name:	Michael Schmidt
	Its:	SVP, Leasing - Northern California Region

“TENANT”:

AMPLITUDE, INC, a Delaware corporation

By:	/s/ Elizabeth Fisher
Name:	Elizabeth Fisher
Its:	General Counsel

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B) If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

-61-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

EXHIBIT A

201 THIRD STREET

OUTLINE OF PREMISES

EXHIBIT A -1-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

EXHIBIT B

201 THIRD STREET

INTENTIONALLY OMITTED

EXHIBIT B -1-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

EXHIBIT C

201 THIRD STREET

NOTICE OF LEASE TERM DATES

EXHIBIT C -1-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

EXHIBIT D

201 THIRD STREET

RULES AND REGULATIONS

EXHIBIT D -1-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

EXHIBIT E

201 THIRD STREET

FORM OF TENANT’S ESTOPPEL CERTIFICATE

EXHIBIT E -1-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

EXHIBIT F

201 THIRD STREET

FORM OF LETTER OF CREDIT

EXHIBIT F -1-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

EXHIBIT G

201 THIRD STREET

FIRST OFFER SPACE

EXHIBIT G -1-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

EXHIBIT H

201 THIRD STREET

MARKET RENT DETERMINATION FACTORS

EXHIBIT H -1-	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

OFFICE LEASE

KILROY REALTY

201 THIRD STREET

KR 201 Third Street Owner, LLC,

a Delaware limited liability company,

as Landlord,

and

AMPLITUDE, INC.,

a Delaware corporation,

as Tenant.

KILROY REALTY 201 THIRD STREET Amplitude, Inc.

(i)	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

INDEX
Page(s)
Abatement Event	23
Accountant	19
Additional Notice	23
Additional Passes	49
Additional Rent	11
Advocate Arbitrators.	8
Arbitration Agreement	8
Audit Period	19
Bank Prime Loan	48
Base Building	26
Base Rent	10
Base Rent Abatement	11
Base Rent Abatement Period	11
Base Year	11
Bicycle Storage Area	60
Briefs	8
Brokers	53
Building	1, 4
Building Common Areas	4
Building Hours	21
Common Areas	4
Comparable Area	2
Comparable Buildings	2
Comparable Transactions	1
Control,	37
Cosmetic Alterations	25
Direct Expenses	11
Energy Disclosure Requirements	59
Environmental Laws	56
Estimate	17
Estimate Statement	17
Estimated Excess	17
Exercise Notice	7
Expense Year	11
First Rebuttals	9
Force Majeure	52
Hazardous Material(s)	56
Holidays	21
HVAC	21
Identification Requirements	55
Initial Notice	23
Interest Rate	48
Landlord	1
Landlord Parties	28
Landlord Response Notice	7
Landlord’s Initial Statement	9
Landlord’s Option Rent Calculation	7
Lease	1
Lease Commencement Date	6
Lease Expiration Date	6
Lease Month	6

(ii)	KILROY REALTY 201 THIRD STREET Amplitude, Inc.

Lease Term	6
Lease Year	6
License Agreement	62
Lines	55
Market Rate Schedule	7
Market Rent	7
Market Rent,	1
Net Worth	37
Neutral Arbitrator	8
Notices	52
OFAC	60
Operating Expenses	12
Option Rent	7
Option Term	7
Original Improvements	29
Original Tenant	7
Outside Agreement Date	8
Patriot Act	60
Penetrating Work	59
Permitted Chemicals	56
Permitted Transferee	37
Permitted Transferee Assignee	37
Permitted Use	2
Premises	4
Prohibited Persons	60
Project	4
Project Common Areas	4
Provider	57
Renewal Allowance	2
Renovations	54
Rent.	11
Ruling	9
Second Rebuttals	9
Sensor Areas	57
Shuttle Service	59
Shuttle Service Riders	59
Subject Space	33
Summary	1
Tax Expenses	15
TCCs	4
Tenant	1
Tenant Energy Use Disclosure	59
Tenant’s Initial Statement	9
Tenant’s Option Rent Calculation	7
Tenant’s Rebuttal Statement	9
Tenant’s Share	17
Third Party Contractor	31
Transfer	36
Transfer Notice	33
Transfer Premium	35
Transferee	33
Transfers	33
Water Sensors	57

(iii)	KILROY REALTY 201 THIRD STREET Amplitude, Inc.